Exhibit 3.2

NORTHSTAR REALTY FINANCE CORP.

ARTICLES SUPPLEMENTARY

8.500% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK
(liquidation preference $25.00 per share)

NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in the charter of the Company (the “Charter”), the Board of Directors of the Company, by unanimous written consent dated April 1, 2013, and a Pricing Committee of the Board of Directors of the Company, by resolutions adopted at a duly called meeting held on April 3, 2013, classified and designated 8,050,000 shares (the “Shares”) of the Preferred Stock, $.01 par value per share (as defined in the Charter), as shares of 8.500% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (the “Series D Preferred Stock”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

8.500% Series D Cumulative Redeemable Preferred Stock

Section 1.  Number of Shares and Designation.  This series of Preferred Stock shall be designated as 8.500% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (the “Series D Preferred Stock”), and 8,050,000 shall be the number of shares of Preferred Stock constituting such series.

Section 2.  Definitions.  For purposes of the Series D Preferred Stock, the following terms shall have the meanings indicated:

“Alternative Conversion Consideration” shall have the meaning set forth in paragraph (e) of Section 7 hereof.

“Alternative Form Consideration” shall have the meaning set forth in paragraph (e) of Section 7 hereof.

“Annual Dividend Rate” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Board of Directors” shall mean the Board of Directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Change of Control Conversion Date” shall have the meaning set forth in paragraph (c) of Section 7 hereof.

“Change of Control Conversion Right” shall have the meaning set forth in paragraph (a) of Section 7 hereof.

“Change of Control” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Charter” shall mean the charter of the Company.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Common Stock Conversion Consideration” shall have the meaning set forth in paragraph (a) of Section 7 hereof.

“Common Stock Price” shall have the meaning set forth in paragraph (d) of Section 7 hereof.

“Conversion Consideration” shall have the meaning set forth in paragraph (e) of Section 7 hereof.

“Conversion Rate” shall have the meaning set forth in paragraph (a) of Section 7 hereof.

“Depository” shall have the meaning set forth in paragraph (l) of Section 7 hereof.

“Dividend Parity Stock” shall have the meaning set forth in paragraph (c) of Section 3 hereof.

“Dividend Payment Date” shall mean February 15, May 15, August 15 and November 15, of each year, commencing on May 15, 2013; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall instead be paid on the first Business Day immediately following such Dividend Payment Date without any adjustment to the amount of the dividend due on that Dividend Payment Date on account of such delay.

“Dividend Payment Record Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Dividend Period” shall mean a quarterly dividend period commencing on, and including, a Dividend Payment Date and ending on, but excluding, the next succeeding Dividend Payment Date (other than the initial Dividend Period with respect to each share of Series D Preferred Stock, which, (i) for shares of Series D Preferred Stock issued prior to May 15, 2013, shall commence on, and include, the date of original issue by the Company of any Series D Preferred Stock and end on, but exclude, the first Dividend Payment Date; and (ii) for shares of Series D Preferred Stock issued on or after May 15, 2013, shall commence on, and include, the Dividend Payment Date with respect to which dividends were actually paid on Series D Preferred Stock that were outstanding immediately preceding the issuance of such Series D Preferred Stock and end on, but exclude, the next succeeding Dividend Payment Date).

“DTC” shall have the meaning set forth in paragraph (l) of Section 7 hereof.

“Exchange Cap” shall have the meaning set forth in paragraph (b) of Section 7 hereof.

“Junior Shares” shall mean the Common Stock and any other class or series of stock of the Company constituting junior shares of stock within the meaning set forth in paragraph (c) of Section 9 hereof.

“Liquidation Preference” shall have the meaning set forth in paragraph (a) of Section 4 hereof.

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Directors” shall have the meaning set forth in Section 10 hereof.

“Redemption Date” shall have the meaning set forth in paragraph (c) of Section 5 hereof.

“Redemption Price” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Securities Exchange Act” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Series A Preferred Stock” shall mean the 8.75% Series A Cumulative Redeemable Preferred Shares of Stock, liquidation preference $25.00 per share.

“Series B Preferred Stock” shall mean the 8.25% Series B Cumulative Redeemable Preferred Shares of Stock, liquidation preference $25.00 per share.

“Series C Preferred Stock” shall mean the 8.875% Series C Cumulative Redeemable Preferred Shares of Stock, liquidation preference $25.00 per share.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of stock of the Company.

“Share Cap” shall have the meaning set forth in paragraph (a) of Section 7 hereof.

“Share Split” shall have the meaning set forth in paragraph (b) of Section 7 hereof.

“Transfer Agent” means American Stock Transfer & Trust Company, New York, New York, or such other agent or agents of the Company as may be designated by the Board of Directors or its designee as the transfer agent for the Series D Preferred Stock.

“Voting Preferred Shares” shall have the meaning set forth in Section 10 hereof.

“Voting Stock” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

Section 3.  Dividends.  (a) The holders of Series D Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company out of assets legally available for that purpose, dividends payable in cash at the rate per annum of $2.125 per share of Series D Preferred Stock (the “Annual Dividend Rate”) (equivalent to a rate of 8.500% of the Liquidation Preference per annum).  Such dividends with respect to each share of Series D Preferred Stock issued prior to May 15, 2013 shall be cumulative from, and including, the date of original issue by the Company of any share of Series D Preferred Stock and with respect to each share of Series D Preferred Stock issued on or after May 15, 2013 shall be cumulative from, and including, the Dividend Payment Date with respect to which dividends were actually paid on shares of Series D Preferred Stock that were outstanding immediately preceding the issuance of such shares of Series D Preferred Stock, whether or not in any Dividend Period or Periods there shall be assets of the Company legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized by the Board of Directors and declared by the Company, in arrears on Dividend Payment Dates, commencing with respect to each share of Series D Preferred Stock on the first Dividend Payment Date following issuance of such shares of Series D Preferred Stock.  Dividends are cumulative from the most recent Dividend Payment Date to which dividends have been paid, whether or not in any Dividend Period or Periods there shall be assets legally available therefor.  Each such dividend shall be payable in arrears to the holders of record of the Series D Preferred Stock, as they appear on the share records of the Company at the close of business on such record dates, not more than 30 days preceding the applicable Dividend Payment Date (the “Dividend Payment Record Date”), as shall be fixed by the Board of Directors.  Accrued and unpaid dividends for any past Dividend Periods may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(b)           The amount of dividends payable for each full Dividend Period for the Series D Preferred Stock shall be computed by dividing the Annual Dividend Rate by four.  The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series D Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year.  Holders of Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series D Preferred Stock.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

(c)                                  So long as any shares of Series D Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of capital stock of the Company ranking on a parity with the Series D Preferred Stock as to payment of dividends (“Dividend Parity Stock”) for any period unless full cumulative dividends have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Stock for all past Dividend Periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Series D Preferred Stock and all dividends authorized and declared upon any series or class or classes of Dividend Parity Stock shall be authorized and declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series D Preferred Stock and such Dividend Parity Stock.

(d)                                 So long as any shares of Series D Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than (i) a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, (ii) pursuant to Article VII of the Charter, (iii) as a result of a reclassification of such Junior Shares for or into other Junior Shares, or (iv) the purchase of fractional interests in Junior Shares pursuant to the conversion or exchange provisions of any securities convertible into or exchangeable for such Junior Shares), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case the full cumulative dividends on all outstanding Series D Preferred Stock and any Dividend Parity Stock of the Company shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series D Preferred Stock and all past dividend periods with respect to such Dividend Parity Stock.

Section 4.  Liquidation Preference.  (a)  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series D Preferred Stock shall be entitled to receive $25.00 per share of the Series D Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holder; but such holders of Series D Preferred Stock shall not be entitled to any further payment.  If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series D Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other capital stock of the Company ranking on a parity with the Series D Preferred Stock as to such distribution, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series D Preferred Stock and any such other stock ratably in accordance with the respective amounts that would be payable on such Series D Preferred Stock and any such other stock if all amounts payable thereon were paid in full.  For the purposes of this Section 4, (i) a consolidation or merger of the Company with one or more entities, (ii) a statutory share exchange and (iii) a sale or transfer of all or substantially all of the Company’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(b)                                 Subject to the rights of the holders of shares of any series or class or classes of shares of stock ranking on a parity with or prior to the Series D Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series D Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock shall not be entitled to share therein.

Section 5.  Redemption at the Option of the Company.

(a)                                 Notwithstanding anything to the contrary contained in Section 7(a), upon the occurrence of a Change of Control, the Company may, at its option, upon not less than 30 nor more than 90 days’ written notice, redeem the Series D Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the date fixed for redemption (the “Redemption Price”); provided that, if the Redemption Date is after a Dividend Payment Record Date and prior to the corresponding Dividend Payment Date, no additional amount for such accrued and unpaid dividend will be included in the Redemption Price and the dividend payments on such Dividend Payment Date shall be made pursuant to Section 5(d). If, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to this Section 5, the holders of Series D Preferred Stock will not have the Change of Control Conversion Right (as hereinafter defined) with respect to the shares called for redemption. If the Company elects to redeem any shares of Series D Preferred Stock as described in this Section 5(a), it may use any available cash to pay the Redemption Price, and it will not be required to pay the Redemption Price only out of the proceeds from the issuance of other equity securities or any other specific source.  A “Change of Control” shall be deemed to have occurred at such time as (i) (A) the date a “person”, including any syndicate or group deemed to be a person within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of the Company; or (B) the date of the consummation of a merger or share exchange of the Company with another entity where the Company’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Board of Directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange, and (ii) following the closing of any transaction referred to in clause (i), neither the Company nor the acquiring or surviving entity has a class of common equity securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, the NYSE MKT or the NASDAQ Stock Market, or listed or quoted on an exchange or quotation system that is a successor to any such securities exchange. “Voting Stock” shall mean stock of any class or kind having the power to vote generally in the election of directors. Any redemption pursuant to this Section 5(a) shall follow generally the procedures set forth in the second paragraph of Section 5(c).

(b)                                 Except as otherwise permitted by the Charter and paragraph (a) above, the Series D Preferred Stock shall not be redeemable by the Company prior to April 10, 2018.  On and after April 10, 2018, the Company, at its option, may redeem the shares of Series D Preferred Stock, in whole or in part, as set forth herein, subject to the provisions described below.

(c)                                  On and after April 10, 2018, the Series D Preferred Stock shall be redeemable at the option of the Company, in whole or in part, at any time or from time to time, at the Redemption Price.  Each date on which Series D Preferred Stock are to be redeemed (a “Redemption Date”) shall be selected by the Company, shall be specified in the notice of redemption and shall not be less than 30 days or more than 90 days after the date on which the Company gives, or causes to be given, notice of redemption by mail pursuant to the next paragraph.

A notice of redemption (which may be contingent on the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 90 days prior to the Redemption Date, addressed to the respective holders of record of the Series D Preferred Stock at their respective addresses as they appear on the Company’s share transfer records.  A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series D Preferred Stock except as to the holder to whom notice was defective or not given (unless such a holder elects to tender such holder’s shares). Each notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series D Preferred Stock to be redeemed and, if fewer than all the shares of Series D Preferred Stock held by such holder are to be redeemed, the number of such shares of Series D Preferred Stock to be redeemed from such holder; (iv) the place or places where the certificates representing the shares of Series D Preferred Stock are to be surrendered for payment of the Redemption Price, if any of such shares are certificated; (v) that distributions on the shares to be redeemed will cease to accrue on such Redemption Date except as otherwise provided herein; and (vi) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series D Preferred Stock being so called for redemption will not be able to tender such shares of Series D Preferred Stock for conversion in connection with the Change of Control and that each share of Series D Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. Notwithstanding the foregoing, no notice of redemption will be required where the Company elects to redeem Series D Preferred Stock pursuant to Section 5(b) and Article VII of the Charter to preserve its REIT qualification for federal income tax purposes.

(d)                                 If the Redemption Date falls after a Dividend Payment Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series D Preferred Stock at the close of business on such Dividend Payment Record Date shall be entitled to the dividend payable on such Series D Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of such Series D Preferred Stock before such Dividend Payment Date.  Except as provided in calculating the Redemption Price and in this Section 5(d), the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Stock called for redemption.

(e)                                  If full cumulative dividends for all past dividend periods on the Series D Preferred Stock and any series or class or classes of Dividend Parity Stock of the Company have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Series D Preferred Stock may not be redeemed in part and the Company may not purchase, redeem or otherwise acquire Series D Preferred Stock or any capital stock of the Company ranking on a parity with the Series D Preferred Stock as to payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, other than in exchange for Junior Shares.

(f)                                   Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Company shall fail to make available the amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Series D Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series D Preferred Stock of the Company shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).  The Company’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) that has an office in the Borough of Manhattan, City of New York, or in Baltimore, Maryland and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, the cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series D Preferred Stock so called for redemption.  No interest shall accrue for the benefit of the holder of Series D Preferred Stock to be redeemed on any cash so set aside by the Company.  Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares of Series D Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such shares of Series D Preferred Stock shall be exchanged for the cash (without interest thereon) for which such shares of Series D Preferred Stock have been redeemed.  If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be selected by the Company from the outstanding shares of Series D Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Company in its sole discretion to be equitable.  If fewer than all the shares of Series D Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares of Series D Preferred Stock shall be issued without cost to the holder thereof.

Section 6.  Reacquired Shares to Be Retired.  All shares of Series D Preferred Stock that have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

Section 7.  Conversion Rights.  Except as provided in this Section 7, the Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company at the option of any holder of Series D Preferred Stock.

(a)                                 Upon the occurrence of a Change of Control, each holder of Series D Preferred Stock shall have the right (unless, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock held by such holder pursuant to Section 5, in which case such holder will have the right only with respect to shares of Series D Preferred Stock that are not called for redemption) to convert each of the Series D Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the Liquidation Preference per share of Series D Preferred Stock plus the amount of any accrued and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Payment Record Date and prior to the corresponding Dividend Payment Date for the Series D Preferred Stock, in which case no additional amount for such accrued and unpaid dividends shall be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) 5.2966 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b)                                 The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right shall not exceed the product of the Share Cap times the aggregate number of shares of the Series D Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

(c)                                  The “Change of Control Conversion Date” is the date the Series D Preferred Stock is to be converted, which shall be a Business Day selected by the Company that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series D Preferred Stock.

(d)                                 The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

(e)                                  In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series D Preferred Stock shall receive upon conversion of such Series D Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f)                                   If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control shall be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g)                                  No fractional shares of Common Stock shall be issued upon the conversion of the Series D Preferred Stock in connection with a Change of Control. Instead, holders shall be entitled to receive the cash value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(h)                                 Within 15 days following the occurrence of a Change of Control, provided that the Company has not then exercised its right to redeem all shares of Series D Preferred Stock pursuant to Section 5, the Company shall provide to holders of Series D Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series D Preferred Stock in their addresses as they appear on the stock transfer records of the Company and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series D Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem all or any shares of Series D Preferred Stock, holders will not be able to convert the shares of Series D Preferred Stock called for redemption and such shares will be redeemed on the related Redemption Date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series D Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series D Preferred Stock; (ix) the procedures that the holders of Series D Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series D Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(i)                                     The Company shall also issue a press release containing such notice provided for in Section 7(h) for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) to the holders of Series D Preferred Stock.

(j)                                    To exercise the Change of Control Conversion Right, the holders of Series D Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificate(s), if any, representing the shares of Series D Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series D Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series D Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Company, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series D Preferred Stock to be converted; and (iii) that the Series D Preferred Stock is to be converted pursuant to the applicable provisions of the Series D Preferred Stock.

(k)                                 Holders of Series D Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Company prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series D Preferred Stock; (ii) if certificated shares of Series D Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series D Preferred Stock; and (iii) the number of shares of Series D Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l)                                     Notwithstanding anything to the contrary contained in Sections 7(j) and (k), if any shares of Series D Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m)                             Series D Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Company has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to Section 5, in which case only the shares of Series D Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Company elects to redeem shares of Series D Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series D Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable Redemption Date the Redemption Price as provided in Section 5.

(n)                                 The Company shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o)                                 Notwithstanding any other provision of the Series D Preferred Stock, no holder of Series D Preferred Stock shall be entitled to convert such Series D Preferred Stock into shares of Common Stock or the Alternative Conversion Consideration, as the case may be, to the extent that receipt of such Common Stock or the Alternative Conversion Consideration would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in the Charter or this Articles Supplementary or the governing document of the surviving entity, as the case may be, unless the Company provides an exemption from this limitation to such holder pursuant to the Charter and this Articles Supplementary or the governing document of the surviving entity.

(p)                                 Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series D Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Company shall make no allowance for unpaid dividends that are not in arrears on the shares of Series D Preferred Stock to be converted.

Section 8.  Permissible Distributions.  In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Company’s total liabilities.

Section 9.  Ranking.  Any class or series of stock of the Company shall be deemed to rank:

(a)                                 prior to the Series D Preferred Stock, as to the payment of dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series D Preferred Stock;

(b)                                 on a parity with the Series D Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series D Preferred Stock, if the holders of such class or series and the Series D Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other; and

(c)                                  junior to the Series D Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of stock shall be Common Stock or if the holders of Series D Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series, and such class or series shall not in either case rank prior to the Series D Preferred Stock (“Junior Shares”).

As of the date hereof, 2,466,689 issued and outstanding shares of Series A Preferred Stock, 13,998,905 issued and outstanding shares of Series B Preferred Stock and 5,000,000 issued and outstanding shares of Series C Preferred Stock rank on a parity with the Series D Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

Section 10.  Voting.  Except as otherwise set forth herein, the Series D Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

If and whenever six quarterly dividends (whether or not consecutive) payable on the Series D Preferred Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series D Preferred Stock, together with the holders of shares of every series or class of Dividend Parity Stock having like voting rights (shares of any such series or class, including the Series A Preferred Stock and the Series B Preferred Stock (notwithstanding the fact that the terms of the Series A Preferred Stock and the Series B Preferred Stock only provide for the election of one such director) and the Series C Preferred Stock, the “Voting Preferred Shares”), voting as a single class regardless of series, shall be entitled to elect two additional directors (the “Preferred Directors”) to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of Series D Preferred Stock and the Voting Preferred Shares called as hereinafter provided.  For the avoidance of doubt, in the election of both Preferred Directors, any outstanding shares of Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and other Voting Preferred Shares shall vote together as a class, and the affirmative vote of a plurality of the votes cast by holders of outstanding shares of Series D Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and other Voting Preferred Shares shall be required to elect a Preferred Director.  Whenever all arrears in dividends on the Series D Preferred Stock and the Voting Preferred Shares then outstanding shall have been paid and full dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series D Preferred Stock and the Voting Preferred Shares to elect such two additional directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of the persons elected as director, by the holders of the Series D Preferred Stock and the Voting Preferred Shares shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.  At any time after such voting power shall have been so vested in the holders of shares of Series D Preferred Stock and the Voting Preferred Shares, the Secretary of the Company may, and upon the written request of any holder of Series D Preferred Stock (addressed to the Secretary at the principal office of the Company) shall, call a special meeting of the holders of the Series D Preferred Stock and of the Voting Preferred Shares for the election of the directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Company for a special meeting of the stockholders or as required by law.  If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of such request, then any holder of Series D Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Company.  The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided.  If any vacancy shall occur among the directors elected by the holders of the Series D Preferred Stock and the Voting Preferred Shares, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.  In no event shall the holders of Series D Preferred Stock be entitled pursuant to this Section 10 to elect a director that would cause the Company to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Company’s stock is listed.

So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of Series D Preferred Stock and the Voting Preferred Shares, at the time outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(a)                                 Any amendment, alteration or repeal of any of the provisions of the Charter or these Articles Supplementary (whether by merger, consolidation or otherwise) that materially and adversely affects the voting powers, rights or preferences of the holders of the

Series D Preferred Stock or the Voting Preferred Shares; provided, however, that (i) the amendment of the provisions of the Charter so as to authorize or create or to increase the authorized amount of, any Junior Shares or any shares of any class or series ranking on a parity with the Series D Preferred Stock as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up or the Voting Preferred Shares (including any amendment to increase the amount of authorized shares of Series D Preferred Stock) shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series D Preferred Stock and (ii) any filing with the State Department of Assessments and Taxation of Maryland by the Company including in connection with a merger, consolidation or otherwise, shall not be deemed to be an amendment, alteration or repeal of any of the provisions of the Charter or these Articles Supplementary that materially and adversely affects the voting powers, rights or preferences of the holders of the Series D Preferred Stock, provided that: (1) the Company is the surviving entity and the Series D Preferred Stock remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series D Preferred Stock for other preferred stock, shares or other equity interests having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to that of the Series D Preferred Stock (except for changes that do not materially and adversely affect the holders of Series D Preferred Stock); and provided further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series D Preferred Stock or one or more but not all series of Voting Preferred Shares at the time outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of all series similarly affected, at the time outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required in lieu of the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series D Preferred Stock and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

(b)                                 The authorization or creation of, or the increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series D Preferred Stock in the distribution on any liquidation, dissolution or winding up of the Company or in the payment of dividends;

provided, however, that, in the case of each of subparagraphs (a) and (b), no such vote of the holders of Series D Preferred Stock or Voting Preferred Shares, as the case may be, shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series D Preferred Stock or Voting Preferred Shares, as the case may be, at the time outstanding in accordance with Section 5 hereof or, in the case of a merger, consolidation or otherwise, regardless of the date of the transaction, the holders of the Series D Preferred Stock receive in the transaction their liquidation preference plus accrued and unpaid dividends.

For purposes of determining the voting rights of the holders of the Series D Preferred Stock under this Section 10, each holder will be entitled to one vote for each Liquidation Preference per share with respect to shares of the Series D Preferred Stock held by such holder.  Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series D Preferred Stock and any Voting Preferred Shares has been cast or given on any matter on which the holders of shares of the Series D Preferred Stock are entitled to vote shall be determined by the Company by reference to the specified liquidation amounts of the shares voted or covered by the consent.

Section 11.  Information Rights.  During any period in which the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act and any shares of Series D Preferred Stock are outstanding, the Company will (i) transmit by mail to all holders of Series D Preferred Stock, as their names and addresses appear in the Company’s record books and without cost to such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series D Preferred Stock.  The Company will mail the information to the holders of Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Company were subject to Section 13 or 15(d) of the Securities Exchange Act.

Section 12.  Record Holders.  The Company and the Transfer Agent may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13.  Restrictions on Ownership and Transfer.  The Series D Preferred Stock constitutes Preferred Stock, and Preferred Stock constitutes Capital Stock of the Company.  Therefore, the Series D Preferred Stock, being Capital Stock, is governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to Capital Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to Capital Stock.  The foregoing sentence shall not be construed to limit the applicability to the Series D Preferred Stock of any other term or provision of the Charter.

SECOND:                                         The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD:                                                   Each of the undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Executive Vice President, General Counsel and Secretary on this 5th day of April, 2013.

NORTHSTAR REALTY FINANCE CORP.

		By:	/s/ Albert Tylis
			Name:	Albert Tylis
			Title:	President

[Seal]

ATTEST:

/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President,
General Counsel and
Secretary